Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 28, 2020, with respect to the consolidated financial statements included in the Annual Report of ReneSola Ltd. on Form 20-F for the year ended December 31, 2019. We consent to the incorporation by reference of said report in the Registration Statements of ReneSola Ltd. on Form S-8 (Nos. 333- 153647 and 333-175479).

/s/ Grant Thornton
Shanghai, the People’s Republic of China
April 28, 2020